OPTICAL COATING LABORATORY, INC.
        12,000 SHARES OF 8% SERIES C CONVERTIBLE REDEEMABLE
                       PREFERRED STOCK


                      PURCHASE AGREEMENT



                    DATED AS OF MAY 1, 1995



















                       TABLE OF CONTENTS








                                                             Page
1.   Authorization of Issue of 8% Series C Convertible
     Redeemable Preferred Stock                                 1
2.   Purchase and Sale of 8% Series C Convertible Redeemable
     Preferred Stock; Closing                                   1
          2A.  Purchase and Sale of 8% Series C Convertible
               Redeemable Preferred Stock                       1
          2B.  Closing                                          1

3.   Conditions of Closing                                      2
          3A.  Opinion of the Company's Counsel                 2
          3B.  Representations and Warranties                   2
          3C.  Charter Documents and By-Laws                    2
          3D.  Purchase Permitted by Applicable Laws            3
          3E.  Flex Products Acquisition; Proceedings           3
          3F.  Compliance with Securities Laws                  4
          3G.  Approval and Consents                            4
          3H.  Material Changes                                 4

4.   Affirmative Covenants                                      4
          4A.  Financial Statements                             4
          4B.  Books and Records; Inspection of Property        6
          4C.  Additional Covenants Pending the Closing         7
          4D.  Stock to be Reserved                             7
          4E.  Government Regulations                           7
          4F.  ERISA                                            8
          4G.  Corporate Existence; Maintenance of Properties   8
          4H.  Insurance                                        9
          4I.  Further Assurances                               9
          4J.  1933 Act Registration Statements                 9
          4K.  Transactions with Affiliates                    10
          4L.  Use of Proceeds                                 10

5.   Negative Covenants                                        10
     5A.  Restricted Payments                                  10
     5B.  ERISA                                                10
6.   Representations, Covenants and Warranties                 11
     6A.  Organization; Qualification and Authority            11
          6B.  Financial Statements                            12
          6C.  Capital Stock and Related Matters               12
          6D.  Actions Pending                                 13
          6E.  Outstanding Debt                                13
          6F.  Title to Properties                             13
          6G.  Taxes                                           13
          6H.  Conflicting Agreements                          13
          6I.  Offering                                        14
          6J.  Broker's or Finder's Commissions                14
          6K.  Regulation G, Etc                               14
          6L.  Pollution and Other Regulations                 15
          6M.  ERISA                                           15
          6N.  Agreements with Affiliates                      15
          6O.  Possession of Franchises, Licenses, Etc         16
          6P.  Patents, Etc                                    16
          6Q.  Holding Company and Investment Company Status   16
          6R.  Governmental Consents                           16
          6S.  Insurance Coverage                              17
          6T.  Subsidiaries                                    17
          6U.  Disclosure                                      17
          6V.  Related Party Transactions                      17
          6W.  Registration Rights                             18
          6X.  Projections                                     18

7.   Registration Rights                                       18
          7A.  Registration Statement                          18
          7B.  Best Efforts                                    18
          7C.  Expenses                                        19
          7D.  Rule 144                                        19

8.   Representations of the Investors                          20

9.   Definitions                                               20

10.  Miscellaneous                                             23
          10A.  Home Office Payment                            24
          10B.  Indemnification                                23
          10C.  Registration Rights                            24
          10D.  Restrictive Legend                             24
          10E.  Survival of Representations and Warranties     25
          10F.  Successors and Assigns                         25
          10G.  Notices                                        25
          10H.  Descriptive Headings                           25
          10I.  Satisfaction Requirement                       26
          10J.  Governing Law; Consent to Jurisdiction         26
          10K.  Remedies                                       26
          10L.  Entire Agreement                               26
          10M.  Severability
          26 10N.  Amendments
          27 10O.  Counterparts
          27
     Exhibit A      Form of Certificate of Designations
     Exhibit B      Form of Opinion of Company Counsel
                    Exhibit C      Form of Put, Call, Right of
                    First Refusal and Co-Sale Agreement

                OPTICAL COATING LABORATORY, INC.

                       PURCHASE AGREEMENT

                          DATED AS OF

                          MAY 1, 1995



To each of the Investors

Gentlemen:

          The undersigned OPTICAL COATING LABORATORY, INC., a Delaware corporation (the "Company"), and each of the investors named on Schedule 1 attached hereto (collectively, the "Investors"), hereby agree as follows:


          1. AUTHORIZATION OF ISSUE OF 8% SERIES C CONVERTIBLE
REDEEMABLE PREFERRED STOCK.

          The Company will authorize the issuance and delivery of 12,000 shares of its 8% Series C Convertible Redeemable Preferred Stock, par value $.01 per share (the "Preferred Stock"), having rights, designations and preferences as specified therefor in the form of the Certificate of Designations of the Company in the form of Exhibit A attached hereto (the "Certificate of Designations").

          2. PURCHASE AND SALE OF 8% SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK; CLOSING.

          A. Purchase and Sale of 8% Series C Convertible Redeemable Preferred Stock. The Company, subject to the terms and conditions herein set forth, hereby agrees to sell to the Investors and, subject to the terms and conditions herein set forth, each Investor severally agrees to purchase from the Company, the aggregate number of shares of Preferred Stock set forth opposite its name on the signature page hereof, for a purchase price of One Thousand Dollars ($1,000.00) per share.

          B. Closing. The purchase and delivery of the Preferred Stock to be purchased by the Investors shall take place at a closing
(the "Closing") at the offices of Collette & Erickson, such Closing to be held at 9:00 a.m., local time on such date as may be designated by the Company on not less than 3 business days notice to special counsel to the Investors but in no event later than May 15, 1995 (unless such date shall be extended agreement of the parties hereto, herein called the "Closing Date"). On the Closing Date, the Company will deliver the Preferred Stock to be purchased by the Investors registered in the names of the Investors and/or the Investors' nominees or other designees (designated in writing to the Company at least one day prior to the Closing Date if differing from any such nominee or designee specified on the signature page hereof) for the total number of shares set forth opposite the name of the Investors on the signature page hereof, against receipt of the purchase price therefor by wire transfer of same day funds to an account at a financial institution to be designated in writing by the Company no later than three days before the Closing Date, or by such other payment method as is mutually agreed to by the Investor so paying and the Company.

      The purchase of all of the Preferred Stock is provided for in this Agreement. The Company shall not be obligated to sell, nor shall the Investors be obligated to buy, any of the Preferred Stock unless the Investors purchase in the aggregate all of the Preferred Stock.

       If at the Closing, the Company shall fail to tender to the Investors any of the Preferred Stock to be purchased by them or any of the conditions specified in Section 3 hereof shall not have been satisfied or waived by the Investors, the Investors shall, at their election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights they may have by reason of such failure or such non-fulfillment.

     3. CONDITIONS OF CLOSING. The Investors' obligations to purchase and pay for the Preferred Stock to be purchased by them hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions:
  A. Opinion of the Company's Counsel. The Investors and their special counsel shall have received from Collette & Erickson, counsel for the Company, a legal opinion addressed to the Investors and dated the Closing Date in substantially the form of Exhibit B attached hereto.

  B. Representations and Warranties. The representations and warranties contained in Section 6 hereof shall be true in all material respects when made and on and as of the Closing Date, except to the extent of changes caused by the transactions herein contemplated; and the Company shall have delivered to each of the Investors an Officer's Certificate dated the Closing Date, to such effect.

  C. Charter Documents and By-Laws. Each Investor shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching (i) a true and complete copy of the Certificate of Incorporation with all amendments thereto, and including all Certificates of Designations of preferred stock of the Company as filed with the Secretary of State of the State of Delaware, (ii) a true and complete copy of the Company's By-Laws in effect as of such date, (iii) certificates of good standing of the appropriate officials of Delaware and of each state or other jurisdiction in which the Company is qualified to do business, and is doing business, as a foreign corporation, and (iv) resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Preferred Stock. Since the date hereof, the Company shall not have amended or modified its Certificate of Incorporation or By-laws without the express written consent of the Investors.

  D. Purchase Permitted by Applicable Laws. The purchase of and payment for the Preferred Stock to be purchased by the Investors hereunder shall not be prohibited by any applicable law or governmental regulation (including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System) and such purchase and payment shall not in and of themselves subject the Investors to any material tax, penalty or liability under or pursuant to any applicable law or governmental regulation, and the Investors shall have received such certificates or other evidence as they may request to establish compliance with this condition.

  E. Flex Products Acquisition; Proceedings. (a) The Company shall have consummated, or substantially contemporaneously with the Closing shall consummate, the purchase of an additional 20% interest in Flex Products, Inc. ("Flex Products") pursuant to a Stock and Note Purchase Agreement dated as of May 1, 1995 by and among the Company, SICPA Holdings S.A., ICI Americas Inc., ICI America Holdings Inc. and Flex Products, Inc. (the "Stock and Note Purchase Agreement"), true and correct copies of which have been delivered to the Investors. All corporate and other proceedings taken or to be taken in connection with the transaction contemplated by the Stock and Note Purchase Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Investors and their special counsel, and the Investors and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as each of them may reasonably request. No amendment or modification of, or waiver of any term, provision or closing or other condition of, the Stock and Note Purchase Agreement shall be entered into, given or made without the express written consent of the investors which consent will not be unreasonably withheld or delayed.
          (a) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Investors and their special counsel, and the Investors and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as each of them may reasonably request.

          3F. Compliance with Securities Laws. The offering and sale of the Preferred Stock under this Agreement shall have complied with all applicable requirements of federal and state securities laws, and the Investors shall have received evidence of such compliance in form and substance satisfactory to them.

          3G. Approval and Consents. The Company shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of all federal, state and local governmental authorities necessary for the issuance of the Preferred Stock and all thereof shall be in full force and effect at the time of the Closing. The Company shall have delivered to the Investors an Officer's Certificate, dated the Closing Date, to such effect.

          3H. Material Changes. Since October 31, 1994, there shall not have been any changes in the business of the Company or any Subsidiary which shall, singly or in the aggregate, have a material adverse effect on the business, condition (financial or other), assets, properties, rights, operations or prospects of the Company and its Subsidiaries, nor shall there have been any development or discovery or any contingency or other liability which has such effect. There shall exist no defaults under the provisions of any instrument evidencing Indebtedness of the Company or any of its Subsidiaries and the Company shall have delivered to the Investors an Officer's Certificate, dated the Closing Date, to such effect.

          4. AFFIRMATIVE COVENANTS. All covenants contained herein shall be given independent effect. The provisions of this Section 4 are for the benefit of Investors from the date hereof until the Closing Date and thereafter so long as they hold any Preferred Stock and (except for the covenant set forth at Section 4O) for each other holder of Preferred
Stock; provided, however, that the covenant set forth at Section 4J shall also be for the benefit of Investors who hold Common Stock issued upon the conversion of Preferred Stock and any other holders of such Common Stock.
The Investors agree to treat as confidential and not to disclose (except as may be reasonably determined to be legally required) all information received under this Section 4 to the extent such information is not and does not become publicly available.

          A. Financial Statements. The Company covenants that it will deliver to each of the Investors and each other holder of Preferred Stock:

          (i) as soon as practicable and in any event within 30 days after the end of each month commencing with April of 1995 (other than the last month) in each fiscal year, the consolidated statements of income, changes in stockholders' equity and cash flow of the Company and its Subsidiaries for such month and for the period from the beginning of the current fiscal year to the end of such month and a consolidated balance sheet of the Company as at the end of such month, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and reasonably satisfactory in scope to the Investors and prepared in accordance with GAAP on a basis consistent with past practice, and certified by the chief financial officer or chief accounting officer of the Company as fairly presenting the financial condition of the Company and its Subsidiaries, subject to the changes resulting from audit and year-end adjustments, provided that the Investors acknowledge that this Section 4A(i) shall be applicable only to the extent the Company, in its discretion, prepares such reports;

          (ii) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, changes in stockholders' equity and cash flow of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and reasonably satisfactory in scope to the Investors and prepared in accordance with GAAP on a basis consistent with past practice, and certified by the chief financial officer or chief accounting officer of the Company as fairly presenting the financial condition of the Company and its Subsidiaries, subject to the changes resulting from audit and year-end adjustments;

          (iii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income, changes in stockholders' equity and cash flow of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case (commencing with any such reports delivered after the close of the Company's first full fiscal year following the date hereof) in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Investors, and audited by independent public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Investors, whose report shall state that such consolidated financial statements present fairly the financial condition of the Company and its subsidiaries in accordance with GAAP on a basis consistent with prior years and that the examination by such accountants has been made in accordance with generally accepted auditing standards;

          (iv) as soon as practicable after the Closing Date, and thereafter as soon as practicable and in any event by the end of each fiscal year, a budget for the Company and its Subsidiaries for the following fiscal year, in reasonable detail and including those items that are customarily included in Company budgets, and certified as to its good-faith preparation by the chief financial officer or chief accounting officer of the Company;

          (v) promptly upon transmission thereof, copies of all financial statements, information circulars and reports as the Company shall send to its stockholders and copies of all registration statements and prospectuses (without exhibits) and all reports which it or any of its officers or directors file with the Commission or with any securities exchange on which any of its securities are listed or with NASDAQ, and copies of all press releases and other statements made available generally by the Company or its Subsidiaries to the public concerning material developments in the business of the Company and its Subsidiaries, taken as a whole;

          (vi) promptly upon receipt thereof, a copy of each other report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any of its Subsidiaries; and

          (vii) with reasonable promptness, such other financial and/or operating data as the Investors may reasonably request.

Each Investor is hereby authorized to deliver a copy of any financial statement or certificate delivered pursuant to this Section 4A to any regulatory body having jurisdiction over the Investors provided that such delivery is necessary to comply with a request of such regulatory body and sufficient notice is given to the Company of such request prior to such delivery to enable the Company to object to such delivery.
          B. Books and Records; Inspection of Property. The Company will keep and will cause each of its Subsidiaries to keep proper books of record and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Company covenants that it will permit, upon reasonable notice, any Person representing the Investors and designated in writing by such Investors, at the Investors' expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate, financial and operating records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the directors, officers and independent accountants of the Company and its Subsidiaries, all at such reasonable times and as often as the Investors may reasonably request.

          C. Additional Covenants Pending the Closing. The Company covenants that pending the Closing it will not, without the written consent of the Investors, take any action which would result (i) in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action or (ii) in any of the covenants contained in this Agreement becoming unperformable. Pending the Closing, the Company will promptly advise the Investors of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering unperformable any of such covenants.

          D. Stock to be Reserved. The Company covenants that all shares of Common Stock that may be issued upon the conversion of the Preferred Stock will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants that during the period within which the Preferred Stock may be converted, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock of the Company, par value $.01 per share (the "Conversion Shares"), to permit the conversion of the Preferred Stock.

          E. Government Regulations. The Company covenants that it will comply with all applicable governmental restrictions and regulations and obtain and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies of jurisdictions in which it or any of its Subsidiaries carries on business required in respect of the operations of the Company except for those with which the failure to comply or maintain would not have a material adverse effect on the business, condition (financial or other), assets, properties, rights, operations or prospects of the Company and its Subsidiaries taken as a whole; provided that this Section 4E shall not prevent the Company or any of its Subsidiaries from contesting in good faith the validity or application of any such laws or regulations by appropriate legal proceedings diligently pursued.

          F. ERISA. Promptly (and in any event within 30 days) after the Company or any of its Subsidiaries knows, or has reason to know, that a Reportable Event with respect to any Pension Plan has occurred, that a "prohibited transaction" within the meaning of Section 406 of ERISA or
Section 4975 of the Code has occurred with respect to any employee benefit plan maintained by, or to which contributions are required of, the Company or any of its Subsidiaries, that an application has been filed by the Company or any of its Subsidiaries for a waiver of the minimum funding standard under Section 302 of ERISA or Section 412 of the Code, that a single employer Pension Plan has been amended in a manner requiring security by the Company or any of its Subsidiaries pursuant to Section 401(a)(29) of the Code, that any Pension Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA or that the Company or any of its Subsidiaries will or may incur any liability to or on account of a Pension Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, the Company will deliver to each Investor, so long as it shall hold any of the Preferred Stock, a certificate of the chief financial officer of the Company setting forth information as to such occurrence and what action, if any, the Company is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are (a) required to be filed by the Company or the plan administrator of any such Pension Plan controlled by the Company or its Subsidiaries, with the PBGC or (b) received by the Company or its Subsidiaries from any plan administrator of a multiemployer or other Pension Plan not under their control. The Company shall furnish to each Investor, so long as it shall hold any of the Preferred Stock, a copy of each annual report (Form 5500 Series) of any Pension Plan received or prepared by the Company or any of its Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than 10 days after the later of the date such report or notice is filed with the Internal Revenue Service or the PBGC or the date such report or notice is received by the Company or any of its Subsidiaries, as the case may be.

          G. Corporate Existence; Maintenance of Properties. The Company covenants that it (i) will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and rights of the Company and all of its Subsidiaries (except that the corporate existence of any of such Subsidiaries other than the Company, may be terminated if such termination is, in the judgment of the Board of Directors of the Company, in the best interest of the Company and is not materially disadvantageous to the holders of Preferred Stock or any securities issued upon conversion or exchange thereof), (ii) will cause its properties and the properties of its Subsidiaries used or useful in the conduct of their respective businesses, other than properties which in the aggregate are not material to the business and operations of the Company and its Subsidiaries taken as a whole, to be maintained and kept in good condition, repair and working order and will cause to be made all repairs, renewals, replacements, betterments and improvements thereto, all as in the judgment of the Company may be reasonably necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, qualify and remain qualified to conduct business in each jurisdiction where the failure to do so would have a material adverse effect on the business, condition (financial or other), assets, properties, rights, operations or prospects of the Company and its Subsidiaries taken as a whole.

          H. Insurance. The Company covenants that it will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, funds or underwriters, insurance for the Company and its Subsidiaries of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies conducting business activities similar to those of the Company and its Subsidiaries.

          I. Further Assurances. The Company covenants that it shall cooperate with any of the Investors and execute such further instruments and documents as the Investors shall reasonably request to carry out to the satisfaction of such Investor the transactions contemplated by this Agreement.

          J. 1933 Act Registration Statements. The Company covenants that it shall not file any registration statement under the Securities Act of 1933, as amended (the "1933 Act") covering any securities unless it shall first have given each Investor written notice thereof. The Company further covenants that each Investor shall have the right, at any time when it may be deemed by the Company to be a controlling person of the Company, to participate in the preparation of such registration statement (regardless of whether or not an Investor will be a selling security holder in connection with such registration statement) and to request the insertion therein of material furnished to the Company in writing which in such Investor's judgment should be included. In connection with any registration statement referred to in this paragraph 4L, the Company will indemnify each Investor, its partners, officers and directors and each person, if any, who controls such Investor within the meaning of Section 15 of the 1933 Act, against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or any preliminary prospectus or any amendment thereof or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission contained in written information furnished to the Company by such Investor expressly for use in such registration statement. If, in connection with any such registration statement, such Investor shall furnish written information to the Company expressly for use in the registration statement, such Investor will indemnify the Company, its directors, each of its officers who sign such registration statement and each person, if any, who controls the Company within the meaning of the 1933 Act against all losses, claims, damages, liabilities an expenses caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission is contained in information so furnished in writing by such Investor for use therein.

          K. Transactions with Affiliates. The Company and its Subsidiaries will conduct all business with their Affiliates on an arm's-length basis.

          L. Use of Proceeds. All of the proceeds of the sale of Preferred Stock shall be used to make a payment to ICI Americas Inc. and ICI American Holdings Inc. substantially contemporaneously with the Closing pursuant to the Stock and Note Purchase Agreement. Until such proceeds are so used, such proceeds shall be reserved therefor by the Company in a designated account at Bank of America, National Trust and Savings Association.

          5. NEGATIVE COVENANTS. All covenants contained herein shall be given independent effect. The provisions of this Section 5 are for the benefit of the Investors from the date hereof to the Closing Date and thereafter so long as they hold any Preferred Stock and for each other holder of Preferred Stock.

          A. Restricted Payments. The Company covenants that it will not make, and will not permit any Subsidiary to make, any Restricted Payments to the extent that such Restricted Payments exceed 25% of the difference between (x) aggregate Net Income subsequent to January 31, 1995, taken as one period and (y) (without duplication) all losses during such period.

          5B. ERISA. The Company covenants that it will not, and will not permit any of its subsidiaries to: (i) permit any Pension Plan to incur any accumulated funding deficiency, as defined in Section 412 of the Code and
Section 302 of ERISA, whether or not waived, (ii) cause or permit any single employer Pension Plan to be terminated in other than a standard termination within the meaning of Section 4041 of ERISA, (iii) fail to make all required contributions to any Pension Plan as and when such contributions are due, (iv) withdraw from any multiemployer Pension Plan under circumstances which are reasonably likely to result in the imposition on the Company or any of its Subsidiaries of any liability under Section 4201 or 4204 of ERISA, (v) amend any single employer
Pension Plan in a manner requiring security by the Company or any of its Subsidiaries pursuant to Section 401(a)(29) of the Code, (vi) knowingly engage in any transaction in connection with which the Company or any of its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 502 of ERISA or any tax imposed by Section 4975 of the Code, (vii) maintain or administer any "employee benefit plan" within the meaning of Section 3(3) of ERISA in a manner that is contrary to its terms or applicable laws, if the event or condition described in any of clauses (i) through (vii) above would subject the Company or any of its Subsidiaries to any liability that individually or in the aggregate is material to the business and financial condition of the Company and its Subsidiaries, considered as a whole.

          6. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants to each Investor that:
          A. Organization; Qualification and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Closing Date, each Operating Subsidiary of the Company will be a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. As of the Closing Date, the Company will be duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary and in which the failure to so qualify would have a material adverse effect on the business, condition (financial or other), assets, properties, rights, operations or prospects of the Company and its Subsidiaries taken as a whole. As of the Closing Date, each Operating Subsidiary of the Company will be duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary and in which the failure to so qualify would have a material adverse effect on the business, condition (financial or other), assets, properties, rights, operations or prospects of the Company and its Subsidiaries taken as a whole.
     The Company has the corporate power to own or lease its properties and to carry on its business as now being conducted. The Company has all requisite corporate power and authority to enter into this Agreement and each agreement, certificate, instrument or document executed by it pursuant hereto, to issue and sell the Preferred Stock and to issue Common Stock upon conversion of the Preferred Stock. The
Company has the requisite corporate power and authority to carry out the transactions contemplated hereby and thereby to be performed by it, and the execution, delivery and performance hereof and thereof have been duly authorized by all necessary corporate action. This Agreement constitutes, and each other agreement or instrument executed and delivered by the Company pursuant hereto or thereto or in connection herewith or therewith will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          B. Financial Statements. The Company has furnished the Investors with the following financial statements: consolidated balance sheets as at October 31, 1992, 1993 and 1994 and January 31, 1994 and 1995 and
consolidated statements of operations, changes in stockholders' equity and cash flow for the years ended October 31, 1992, 1993 and 1994 and the notes thereto. Such financial statements were prepared in accordance with GAAP on a basis consistent with past practice, and fairly present the financial condition of the Company and its Subsidiaries (subject to the changes resulting from audit and year-end adjustments). Through the Closing Date, except as have been previously disclosed in writing to the Investors, there have been no material adverse changes in the business, condition (financial or other), assets, properties, rights, operations or prospects of the Company and its Subsidiaries taken as a whole since October 31, 1994.

          C. Capital Stock and Related Matters. The Company represents and warrants that it has a total authorized capitalization consisting of thirty million (30,000,000) shares of Common Stock, with par value of $.01, and one hundred thousand (100,000) shares of Preferred Stock, of which ten thousand (10,000) shares have been designated Series A Preferred Stock, fifteen thousand (15,000) shares have been designated Series B Cumulative Convertible Preferred Stock and twelve thousand (12,000) shares will, prior to the Closing, have been designated Series C Convertible Redeemable Preferred Stock, each of which series of Preferred Stock has or will have, as the case may be, a par value of $.01. As of February 28, 1995, the Company has issued and outstanding nine million thirteen thousand seven hundred ninety three (9,013,793) shares of Common Stock and no other shares. Of the Series B Cumulative Convertible Preferred Stock eight thousand three hundred fifty (8,350) shares were previously issued and outstanding, all of which have been repurchased by the Company or converted into Common Stock by the holders thereof, cancelled and become authorized but unissued shares of Preferred Stock, subject to reissuance as a new series of Preferred Stock. All of the outstanding shares of Common Stock have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities laws; and no stockholder or other person has a right of rescission in connection with any sale or issuance thereof.
          D. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their properties or rights, by or before any court, arbitrator or administrative or governmental body, which would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, properties, rights, operations or prospects of the Company or its Subsidiaries taken as a whole.
        E. Outstanding Debt. There exists no default, which has not been waived or cured, under the provisions of any instrument evidencing Indebtedness of the Company or any of its Subsidiaries or of any agreement relating thereto.

          F. Title to Properties. Each of the Company and its Subsidiaries has (i) good, sufficient and legal title to its real property (other than real properties which it leases from others) subject to no Lien of any kind except as set forth on Schedule 6F and (ii) good title to all of its other properties and assets (other than properties and assets which it leases from others and other than properties and assets disposed of in the ordinary course of the Company's or such Subsidiary's business), subject to no Lien of any kind except as set forth on Schedule 6F. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary for the operation of its properties and assets, none of which contains any provisions which might materially and adversely affect or impair the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect.

          G. Taxes. Each of the Company and its Subsidiaries has filed all federal, state and other income tax returns which are required to be filed, and each has paid all taxes or duly obtained extensions therefor as shown on said returns and on all assessments received by it to the extent that such taxes have become due or except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          H. Conflicting Agreements. Neither the execution nor delivery of this Agreement or the Preferred Stock, the offering, issuance and sale of the Preferred Stock, nor fulfillment of or compliance with the terms and provisions hereof and thereof, including, without limitation, the conversion of Preferred Stock into Common Stock, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject, and neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or any of its Subsidiaries, any agreement relating thereto or any other contract or agreement (including its Certificate of Incorporation) which contains dividend or redemption limitations on any capital stock of the Company, except for this Agreement, the Certificate of Designations and the Certificate of Designations in respect of the Series A Stock and the Series B Stock.

          I. Offering. Neither the Company nor any other Person acting on its behalf has taken or will take any action which would subject the issuance or sale of any of the Preferred Stock to the provisions of
Section 5 of the 1933 Act or violate the provisions of any securities, Blue Sky law or similar law of any applicable jurisdiction.

          J.     Broker's or Finder's Commissions.  Except as set forth on
Schedule 6J, no broker's or finder's fee or commission will be payable by the Company with respect to the issuance and sale of the Preferred Stock or the transactions contemplated hereby.

          K. Regulation G, Etc. Neither the Company nor any of its Subsidiaries owns or has any present intention of acquiring any "margin stock" as defined in Regulation G of the Board of Governors of the Federal Reserve System (herein called a "margin stock"). All of the proceeds of the sale of the Preferred Stock will be used by the Company for general corporate purposes, including the payments described in Section 4O hereof. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation G. Neither the Company, any of its Subsidiaries nor any agent acting on its behalf has taken or will take any action which might cause this Agreement to violate Regulation G, Regulation T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the 1934 Act, in each case as in effect now or as the same may hereafter be in effect.

          L. Pollution and Other Regulations. Each of the Company and its Subsidiaries is in compliance with all applicable laws and regulations relating to pollution and environmental control, equal employment opportunity, employee safety and other like governmental laws and regulations, except for those violations which, singly or in the aggregate, would not have a material adverse effect on the business, condition (financial or other), assets, properties, rights, operations or prospects or such of the Company or any Subsidiary.

          M. ERISA. Each of the Company and its Subsidiaries has fulfilled its obligations under the minimum funding standards (without regard to any funding waivers) of ERISA and the Code with respect to each Pension Plan and is in substantial compliance in all material respects with the provisions of ERISA and the Code. Neither the Company nor any Subsidiary has incurred any liability to the PBGC (other than annual premiums due to the PBGC) or a Pension Plan under Title IV of ERISA and no set of facts or circumstances exists which could reasonably result in the imposition of any such liability. The execution and delivery by the Company of this Agreement and the purchase and delivery of the Preferred Stock will not involve any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code. Schedule 6M contains a complete list and accurate description of each Pension Plan or other "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained or contributed to by the Company or any Subsidiary
("Benefit Plan"). Each Benefit Plan that is intended to qualify under
Section 401 of the Code and the trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the best knowledge of the Company, nothing has occurred with respect to any such plan since such determination which could reasonably be expected to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Each Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws. Except as may be required under Section 4980B of the Code and Section 601 of ERISA, neither the Company nor any of its Subsidiaries has any material liability with respect to any plan that provides retiree life or retiree health insurance to former employees.

          N.     Agreements with Affiliates.  Except as set forth on
Schedule 6N, neither the Company nor any of its Subsidiaries is a party to any material contract or agreement with, or any other commitment to, any Affiliate of the Company or any of its Subsidiaries.

          O. Possession of Franchises, Licenses, Etc. The Company and its Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and neither the Company nor any of its Subsidiaries is in violation of any thereof which would have a material adverse effect on the business, condition (financial or other), assets, properties, rights, operation or prospects of the Company or such Subsidiary.

          P. Patents, Etc. The Company and its Subsidiaries own, or have the right to use, the patents, patent applications, trademarks, service marks and trade names ("Intellectual Property Rights") set forth in
Schedule 6P. Except as set forth in Schedule 6P, the Company or the Subsidiaries owns, or has the right to use, the Intellectual Property Rights free and clear of all Liens, claims for infringements or other claims, or licenses or royalty arrangements of any kind except to the extent such Liens, claims, licenses or royalty arrangements do not have a material adverse effect on the business of the Company.

          Q. Holding Company and Investment Company Status. Neither the Company nor any of its Subsidiaries is, or upon the sale of the Preferred Stock will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

          R. Governmental Consents. Neither the nature of the Company or any of its Subsidiaries nor any of their respective businesses or properties, nor any relationship between the Company and any other Person, nor any circumstance (other than circumstances relating to the Investors) in connection with the offer, issue, sale or delivery of the Preferred Stock hereunder is such as to require on behalf of the Company or any of its Subsidiaries any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body in connection with the execution and delivery of this Agreement, the offer, issue, sale or delivery of the Preferred Stock or fulfillment of or compliance with the terms and provisions hereof or the Preferred Stock, including, without limitation, the conversion of the Preferred Stock for Common Stock, other than filings which have been made or are not required to be made until after the Closing Date.

          S. Insurance Coverage. The properties of the Company and each of its Subsidiaries are insured for the benefit of the Company or such Subsidiary of the Company in amounts deemed adequate by the Company's management against risks usually insured against by Persons operating businesses similar to those of the Company or its Subsidiaries in the localities where such properties are located.

          T. Subsidiaries. Schedule 6T correctly sets forth the name of each Subsidiary of the Company as of the date hereof and, at the Closing Date, will set forth each such name as of the Closing Date, and in each case the jurisdiction of its incorporation. All the outstanding shares of stock of each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and all such outstanding shares are owned by the Company or another Subsidiary of the Company free of any Lien or claim, and no such Subsidiary has outstanding stock or securities convertible into or exchangeable or exercisable for any shares of capital stock, nor does it have outstanding any rights to subscribe for or to purchase, any options for the purchase of, any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any shares of capital stock or any securities convertible into or exchangeable or exercisable for any shares of capital stock other than certain put and call rights with respect to shares of capital stock of Flex Products set forth in an Agreement to be entered substantially contemporaneously with the Closing between the Company and SICPA Holdings S.A. substantially in the form of Exhibit C attached hereto.

          U. Disclosure. All information heretofore furnished in writing by the Company to the Investors for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished in writing by the Company or any of its Subsidiaries to the Investors do not, contain any untrue statement of a material fact or omit to state any material fact necessary to make such information not misleading. There is no fact which has not been disclosed to the Investors in writing which has had a material adverse effect, or so far as the Company can now reasonably foresee will have a material adverse effect, on the assets, properties, rights, business, prospects, operations or condition (financial or otherwise) of the Company or any subsidiary or on the Company's ability to perform its obligations under this Agreement or any agreements, documents or instruments delivered pursuant hereto.

          V. Related Party Transactions. To the best knowledge of the Company, except as set forth in the Company's proxy statement dated March 10, 1995, or as contemplated by or described in this Agreement (excluding payments of salaries to employees in the Company or a subsidiary's ordinary course of business), no current or former stockholder, director, officer or key employee of the Company or any Subsidiary or any "Associate" (as defined in Rule 405 promulgated under the 1933 Act) of any such person, is presently, directly or indirectly through his affiliation with any other person or entity, a party to any material transaction with the Company or any Subsidiary providing for the furnishing of services by or to, or rental of real or personal property from or to, or otherwise requiring cash payments to or by any such person. In addition, except as set forth in the Company's proxy statement dated March 10, 1995, there is no relationship or transaction involving the Company or any Subsidiary which is described in Item 404 of Regulation S-K promulgated under the 1933 Act (but for purposes of this representation not limited by time period applicable to such item).

          W. Registration Rights. Except as contemplated by this Agreement and the Certificate of Designations or as disclosed on Schedule 6W, no person has the right to cause the Company to effect the registration under the 1933 Act of any shares of Common Stock or any other securities (including debt securities) of the Company.

          X. Projections. The projections and the assumptions underlying the same previously delivered to the Investors, which projections have been material to the Investors in their decision to enter into this Agreement and purchase the Preferred Stock hereunder, were reasonable in the best judgment of officers of the Company based upon information reasonably available to the Company at the time such projections were made.

          7. REGISTRATION RIGHTS. The Company covenants that it will do the following:

          7A. Registration Statement. The Company will, at its expense, prepare and file, following the Closing, a registration statement on Form S3 or Form S-1 as appropriate (or similar form prescribed by the SEC) (the "Registration Statement") covering all the Preferred Stock and the Conversion Shares and shall use its best efforts to have such Registration Statement declared effective by not later than 270 days after the Closing.

      7B. Best Efforts. The Company will use its best efforts to maintain the effectiveness of the Registration Statement for up to the earlier of (i) such time as none of the Investors hold Preferred Stock or Conversion Shares or (ii) three (3) years from the date hereof, and from time to time will amend or supplement the Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the 1933 Act and any other applicable securities laws. The Company will also (i) provide Investors with as many copies of the prospectus contained in the Registration Statement or any amendment or supplement thereto or such other documents as Investors may reasonably request; (ii) cause the Conversion Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted; (iii) provide a transfer agent and registrar for all Conversion Shares registered pursuant to the Registration Statement; (iv) comply with the reporting requirements of the Securities Exchange Act of 1934 (the "1934 Act") with respect to the Common Stock and deliver all reports and other documents prepared and filed with the Commission under the 1934 Act to Investors promptly when filed and (iv) otherwise use its best efforts to comply with all other applicable rules and regulations of the SEC.

          In addition, the Company shall use its best efforts to register and qualify the securities covered by the Registration Statement under the securities laws of such states as shall be reasonably requested by the Investors, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states.

          7C. Expenses. All expenses incident to the Company's performance of or compliance with the provisions of paragraph 7A, including without limitation all registration and filing fees, fees and expenses of compliance with state securities laws, printing expenses, messenger and delivery expenses and fees and disbursements of counsel for the Company and the Investors and all independent certified public accountants (including the expenses of any audit), and other persons retained by the Company or the Investors shall be borne by the Company but only to the extent expenses incurred by or on behalf of the Investors are reasonable. The foregoing notwithstanding, the Company shall not be required to bear the costs and expenses, if any, of any underwriter, including underwriters' commissions and discounts.

          7D. Rule 144. With a view to making available to Investors the benefits of Rule 144 promulgated under the Securities Act ("Rule 144") and any other rule or regulation of the SEC that may at any time permit Investors to sell the Conversion Shares to the public without registration or pursuant to the Registration Statement, the Company covenants and agrees to use its best efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until such date as all of the Conversion Shares shall have been resold; (ii) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable Investors to sell the Conversion Shares; (iii) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and (iv) furnish to each Investor upon request, as long as any Investor owns any Preferred Stock or Conversion Shares (A) a written statement by the Company that it has complied with the reporting requirements of the 1933 Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time when it so qualifies); (B) a copy of the most recent annual or quarterly report of the Company; and (C) such other information as may be reasonably requested in order to avail Investors of any rule or regulation of the SEC that permits the selling of any Conversion Shares without registration or pursuant to such form.

          8. REPRESENTATIONS OF THE INVESTORS. The Investors represent, and in making this sale to the Investors it is specifically understood and agreed, that the Investors are acquiring the Preferred Stock to be purchased by them hereunder for their own accounts for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; provided, however, that nothing herein contained shall prevent the Investors from selling or transferring any Preferred Stock or Common Stock issued upon conversion of any Preferred Stock in any transaction that is exempt from the registration provisions of the 1933 Act. Each of the Investors represents that it is an "accredited investor" as defined in Regulation D under the 1933 Act. Each of the Investors also represents that the designee specified below the name of each Investor on the signature page hereof, is a "purchaser representative" as defined in Regulation D under the 1933 Act.

          9. DEFINITIONS. For the purpose of this Agreement, and in addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings. In addition, all terms of an accounting character not specifically defined herein shall have the meanings assigned thereto by GAAP.

          "Affiliate" shall mean, with respect to any Person, a Person directly or indirectly controlling, controlled by, or under common control with, such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Commission" shall mean the United States Securities and Exchange Commission or any governmental body or agency succeeding to its functions.

          "Common Stock" shall mean any of the shares of common stock, par value $.01 per share, of the Company.

          "Controlled Subsidiary" shall mean any Subsidiary from which the Company may take its pro rata share of dividends or other distributions on capital stock, and fully redeem its equity investment therein, in each case free of any Liens or contractual restrictions or other restrictions of any kind whatsoever except those imposed by those provisions of the corporation statute of the Subsidiary's jurisdiction of incorporation relating to dividends and other distributions and redemptions and as may be imposed by bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the rights and remedies of creditors.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company or a Subsidiary of the Company would be deemed to be a "single employer" within the meaning of
Section 4001 of ERISA immediately following the acquisition.

          "GAAP" shall mean generally accepted accounting principles consistently applied in the United States throughout the period or periods in question.

          "Indebtedness" of any Person as of any date shall mean and include (i) all indebtedness for money borrowed of such Person or evidenced by notes, bonds, debentures or similar evidences of indebtedness of such Person, (ii) indebtedness of such Person under leases which are capitalized under GAAP as of the time they were entered into, (iii) indebtedness of such Person representing the deferred and unpaid purchase price of any property or business (excluding in any event trade and service payables incurred in the ordinary course of business and constituting current liabilities), (iv) all guarantees by such Person of Indebtedness of others (including repurchase arrangements and financial condition or liquidity maintenance arrangements), (v) all obligations of such Person in respect of interest rate protection agreements and foreign currency hedging arrangements and (vi) all obligations of such Person as an account party in respect of letters of credit (other than documentary letters of credit) and in respect of banker's acceptances, in the case of each of the foregoing clauses, in the principal amount that such indebtedness would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or like instrument under the laws of any jurisdiction).

          "NASDAQ" shall mean the electronic inter-dealer quotation system operated by a subsidiary of the National Association of Securities Dealers, Inc.

          "Net Income" shall mean income after taxes and before extraordinary items of income and loss.

          "Officer's Certificate" shall mean a certificate signed in the name of the Company, by its President, one of its Vice Presidents or its Treasurer.

        "Operating Subsidiary" shall mean each [information to be furnished].

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor entity thereto.

          "Pension Plan" shall mean any multiemployer plan or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, which is maintained for employees of the Company, any of its Subsidiaries or any ERISA Affiliates.

          "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          "Preferred Stock" shall mean the 8% Convertible Redeemable Preferred Stock, par value $.01 per share, of the Company, having rights, designations and preferences as set forth in the Certificate of Designations.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC or is otherwise inapplicable.

          "Restricted Payment" shall mean (i) any dividend or other distribution on any shares of the capital stock (except dividends or distributions payable solely in shares of such capital stock or in respect of the Preferred Stock) of the Company, (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the capital stock of the Company other than the Preferred Stock which may be purchased, redeemed, retired or acquired pursuant to a purchase offer made in writing to all holders thereof or (b) any option, warrant, convertible security or other right to acquire shares of the capital stock of the Company other than the Preferred Stock or (iii) except for transactions set forth on Schedules 6N and 6V or other transactions on terms not less favorable than those obtainable from unaffiliated third persons after arm's-length negotiations, any transaction involving the transfer of funds or assets to or for the account of, or the incurrence of a liability (contingent or otherwise) or obligation to or with respect to, an Affiliate other than a Controlled Subsidiary. Nothing contained in this definition shall prohibit payment by any Subsidiary to the Company or to any Controlled Subsidiary.

        "Series A Stock" shall mean any of the shares of Series A
Preferred Stock, par value $.01 per share, of the Company.

          "Series B Stock" shall mean any of the shares of Series B Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company.

          "Stock and Note Purchase Agreement" shall have the meaning ascribed thereto in Section 3E.

          "Subsidiary" shall mean any corporation, partnership or other entity at least a majority of the outstanding voting shares (or equivalent controlling influence) of which is at the time directly or indirectly owned or controlled (either alone or through Subsidiaries or together with Subsidiaries) by the Company or another Subsidiary.

          10.  MISCELLANEOUS.

          Y. Home Office Payment. The Company agrees that, so long as the Investors shall hold any Preferred Stock, it will make payments of dividends and redemption payments on such Preferred Stock not later than 12:00 o'clock noon, Pacific time on the date such payment is due, by transfer of immediately available funds for credit to the Investors. Payments shall be made to the account of the Investors specified on the attachments to the signature page hereto or such other account in the United States as the Investors may designate in writing, notwithstanding any contrary provision contained herein or in the Preferred Stock or in the Company's Certificate of Incorporation with respect to the place of payment. The Company agrees to afford the benefits of this Section 10A to any institutional investor of recognized standing which is the direct or indirect transferee of any of the Preferred Stock.

          Z. Indemnification. The Company agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, and save the Investors harmless against liability for the payment of, all reasonable and necessary out-of-pocket expenses arising in connection with the transactions and other agreements and instruments contemplated by this Agreement, any other agreement or instrument to be executed and delivered in connection with the transactions contemplated by this Agreement, the Certicate of Designations and any subsequent modification hereof or thereof or consent hereunder or thereunder regardless of whether any such modification or consent becomes effective, including, without limitation, stock or securities transfer taxes, costs and expenses which may be incurred in connection with the conversion and exchangeability features of the Preferred Stock or the issuance of the Preferred Stock, all taxes, together in each case with interest and penalties, if any, and any income tax payable by the Investors in respect of any reimbursement of amounts payable pursuant to this Section 10B (but not if such income tax is payable by the Investors solely because they have deducted from income the expenses so reimbursed to them), all printing, reproduction and similar costs and the reasonable fees and expenses of Willkie Farr & Gallagher, special counsel to the Investors in connection with this Agreement and the transactions contemplated hereunder (such fees and expenses of Willkie Farr
& Gallagher to be paid at the Closing) and the cost and expenses, including reasonable attorneys' fees, incurred by the Investors in enforcing any of their rights hereunder or thereunder, including without limitation costs and expenses incurred in any bankruptcy case. The Company agrees to indemnify the Investors and hold the Investors harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of the Investors' special counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Investors shall be designated a party thereto) which may be incurred by the Investors, relating to or arising out of this Agreement, the Preferred Stock or any actual or proposed use of the proceeds of the sale of the Preferred Stock hereunder, provided that the Investors shall not have the right to be indemnified hereunder for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. The obligations of the Company under this Section 10B shall remain in force and effect for as long as the Preferred Stock are outstanding and shall survive the transfer of any thereof.

          AA.    Registration Rights.  The Company covenants that it will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted in this Agreement.

          BB.    Restrictive Legend.  Each share of Preferred Stock  or
Common Stock issuable upon conversion of the Preferred Stock prior to an effective registration shall bear the following (or substantially equivalent) legend thereon:

               "The transfer of these securities is subject to certain restrictions set forth in a Purchase Agreement, dated as of May 1, 1995, and any amendments thereto. The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and the securities may not be sold, transferred or otherwise disposed of in the absence of such registration or an exemption therefrom under said Act and such laws and the respective rules and regulations thereunder."
          CC.    Survival of Representations and Warranties.  All
          representations and warranties contained herein or made in writing by or on behalf of any party to this Agreement in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Investors or on their behalf.

          DD.    Successors and Assigns.  All covenants and agreements in
this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

          EE.    Notices.  All communications provided for hereunder shall
be sent by registered or certified mail, overnight air courier service or telecopier if within a reasonable time a permanent copy is transmitted by any of the other methods described above and, if to the Investors, addressed to the Investors in the manner in which its address appears on the signature page hereof, with a copy to William J. Grant, Jr., Esq., at Willkie Farr
& Gallagher, 153 East 53rd Street, New York, New York 10022, if to the Company, addressed to it at 2789 Northpoint Parkway, Santa Rosa, California 95402-7397, Attention: President, with a copy to John V. Erickson, Esq., at Collette & Erickson, 555 California Street, San Francisco, California 94104-1791 or to such other address with respect to any party as such party shall notify the other in writing; provided, however, that any such communication to the Company may also, at the option of the Investors, be either delivered to the Company at the Company's address set forth above or to any officer of the Company.

          FF.    Descriptive Headings.  The descriptive headings of the
several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          GG.    Satisfaction Requirement.  If any agreement, certificate
or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Investors, the determination of such satisfaction shall be made by the Investors in their sole and exclusive judgment exercised in good faith.

          HH.    Governing Law; Consent to Jurisdiction.  This Agreement
shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Delaware, without giving effect to the choice of law or conflicts principles thereof. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth opposite its signature below, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Company, the Investors or any holder of Preferred Stock to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

          II. Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Company or any Investor, the Company or the Investors (or any of them), as applicable, may proceed to protect and enforce its or their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The Company or an Investor acting pursuant to this Section 10K shall be indemnified against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 10B.

          JJ.    Entire Agreement.  This Agreement and the other
writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings, written or oral, with respect thereto.

          KK.    Severability.  Any provision of this Agreement that is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          LL.    Amendments.  This Agreement may be amended, and the
observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and each of the Investors.

          MM.    Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.





          If you are in agreement with the foregoing, please sign the form of acceptance on the space provided below, whereupon this letter shall become a binding agreement between the parties hereto.

                              Very truly yours,

                              OPTICAL COATING LABORATORY, INC.
                              By:  /S/HERBERT M. DWIGHT, JR.
                              Herbert M. Dwight, President and
                                Chief Executive Officer

The foregoing Agreement is
  hereby accepted as of the
  date first above written.



[NAME OF INVESTOR]


By:                                8% Series C Convertible
Name:                              Redeemable Preferred
Stock:
Title:                                           Shares
                                   Purchase Price:  $
Employer ID Number
(Name of Designee)



[NAMES OF INVESTORS]

                                        Number of Shares
Name and Address                        at $1,000 per share

NAP & COMPANY (EMP ID 51-6000279)              3,500
  as nominee for the Delaware State
  Employees' Retirement Fund
  c/o Pecks Management Partners Ltd.
  One Rockefeller Plaza, Suite 320
  New York, NY  10020
  Attn: Arther W. Berry

FUELSHIP & COMPANY (EMP ID 04-2809861)
  750 as nominee for the Declaration of
  Trust for Defined Benefit Plans of
  Zeneca Holdings Inc.
  c/o Pecks Management Partners Ltd.
  One Rockefeller Plaza, Suite 320
  New York, NY  10020
  Attn: Arther W. Berry


LINDSAY & CO. (EMP ID 91-1146641)               4,000
  as nominee for Smith Barney
  Fundamental Value Fund Inc.
  388 Greenwich Street, 22nd Floor
  New York, NY  10013
  Attn:  Lee Augsburger

Golden Gate Development and Investment            747
Limited Partnership (EMP ID 04-3015977)
  747 c/o Advent International Corporation
  101 Federal Street
  Boston, MA  02110
  Attn: Douglas Kingsley

Advent Performance Materials Limited              643
Partnership (EMP ID 06-1265669)
  c/o Advent International Corporation
  101 Federal Street
  Boston, MA  02110
  Attn: Douglas Kingsley

Advent International Investors II                 10
Limited Partnership (EMP ID 04-3162542)
  c/o Advent International Corporation
  101 Federal Street
  Boston, MA  02110
  Attn: Douglas Kingsley

Adwest Limited Partnership                       350
(EMP ID 04-2975787)
  c/o Advent International Corporation
  101 Federal Street
  Boston, MA  02110
  Attn: Douglas Kingsley

Lion Investment Limited                        1,000
  33 Robert Adam Street
  London, England W1M5AH
  Attn:  Sarah Redhead

Modern Woodmen of America                      1,000
  1701 1st Avenue
  Rock Island, IL  61201
  Attn: Investment Department